For Immediate Release	Contact:
Claire M. Chadwick
Executive Vice President and
Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
P: 201.444.7100

Stewardship Financial Corporation Reports
Third Quarter of 2017 Earnings

Midland Park, NJ - November 7, 2017 - Stewardship Financial Corporation (NASDAQ:SSFN), parent company of Atlantic Stewardship Bank, announced improved results for the current year periods. Net income for the three and nine months ended September 30, 2017 was reported at $1.6 million and $3.9 million, respectively, compared to net income of $1.0 million and $3.4 million for the three and nine months ended September 30, 2016.

Paul Van Ostenbridge, President and Chief Executive Officer of Stewardship Financial Corporation commented, “Following a successful capital raise in April 2017 and the opening of a new location in Morristown, NJ in June 2017, the Corporation is focused on growing the bank and generating solid core earnings. Increased revenue will result from a growing loan portfolio and we intend to continue to work to maintain expense levels.”

Operating Results
For the three and nine months ended September 30, 2017, the Corporation reported net interest income of $6.8 million and $19.5 million, respectively. Current net interest income levels reflect improvement over the

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$5.5 million and $16.7 million reported in the comparable prior year periods, with the current year increases primarily driven by growth in the loan portfolio. Average loan balances increased $146.5 million and $130.7 million for the three and nine months ended September 30, 2017 over the comparable prior year periods. The net interest margins for the current three and nine month periods were 3.09% and 3.15%, respectively, compared to 3.07% and 3.18% for the three and nine months ended September 30, 2016. The margins are generally reflective of an environment with a flattened yield curve.

With year-over-year growth in the loan portfolio, provisions for loan losses of $20,000 and $580,000 were recorded for the three and nine months ended September 30, 2017, respectively, compared to negative provisions for loan losses of $250,000 and $1.1 million for the three and nine months ended September 30, 2016, respectively. As the Corporation continues to maintain stable credit quality, the allowance for loan losses to total gross loans was 1.24% at September 30, 2017 compared to 1.31% at December 31, 2016 and 1.48% a year earlier.

For the three and nine months ended September 30, 2017, noninterest income was $845,000 and $2.5 million, respectively, compared to $823,000 and $2.5 million in the equivalent prior year periods. For the three and nine months ended September 30, 2017, noninterest income included $68,000 and $123,000 of gains on sales of mortgage loans, respectively, compared to $33,000 and $70,000 for the comparable prior year periods. For the nine months ended September 30, 2017, noninterest income included $1,000 of gains on calls and sales of securities compared to $62,000 for the comparable prior year period.

Noninterest expenses for the three and nine months ended September 30, 2017 were $5.0 million and $15.2 million, respectively, compared to $5.0 million and $14.9 million in the comparable prior year periods. “In

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growing our loan portfolio, we are realizing efficiencies and remain committed to managing our expenses and infrastructure, as appropriate,” stated Van Ostenbridge.

Balance Sheet / Financial Condition
Total assets of $910.7 million at September 30, 2017 reflected a $152.8 million increase, or 20%, from a year earlier. The asset growth was driven by organic loan originations which resulted in a $139.8 million increase in the gross loan portfolio over the last twelve months.

Van Ostenbridge noted, “We have demonstrated our ability to fund the increase in loans with deposit growth coupled with, to a lesser extent, borrowings." At September 30, 2017, deposits totaled $741.0 million, reflecting net growth over the past year of $94.9 million. A mix of organic growth and the retention / expansion of existing relationships has resulted in solid increases in deposits. Other borrowings were $68.8 million at September 30, 2017 compared to $35.0 million at September 30, 2016. Approximately $20 million of the growth in other borrowings can be attributed to a leverage strategy undertaken in conjunction with the capital raise in April 2017.

All regulatory capital levels at September 30, 2017 remain above the levels considered to be "well capitalized" under the applicable regulations. Tier 1 leverage ratio was 8.88% and 7.65% at September 30, 2017 and December 31, 2016, respectively. Total risk based capital ratio was 14.62% at September 30, 2017 compared to 13.10% at December 31, 2016.

The Corporation recently announced the establishment of a Small Business Administration (SBA) Department - staffed with newly hired employees with significant experience in the SBA process. Van

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Ostenbridge explained, "We view the SBA product offerings as value-added lending solutions for small businesses that do not meet traditional lending requirements."

About Stewardship Financial Corporation
Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, is a full-service community bank serving both individuals and businesses. ASB is known for tithing, or sharing, 10% of its taxable income with nonprofit, educational, charitable and/or evangelical religious organizations. To date, ASB’s total tithing donations total over $ 9.3 million. ASB maintains 12 banking locations in NJ including; Hawthorne, Midland Park, Montville, Morristown, North Haledon, Pequannock, Ridgewood, Waldwick, Westwood, Wyckoff and two offices in Wayne. ASB invites you to visit their website at www.asbnow.com for additional information and to learn more.

The information disclosed in this document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016

Selected Financial Condition Data:
Cash and cash equivalents	$17,213	$19,459	$12,793	$11,680	$21,025
Securities available for sale	115,733	116,244	95,632	98,583	103,546
Securities held to maturity	53,323	52,091	52,805	52,330	54,179
FHLB stock	3,919	5,169	3,784	3,515	2,425
Loans held for sale	688	446	188	773	300
Loans receivable:
Loans receivable, gross	691,953	692,056	654,769	604,083	552,106
Allowance for loan losses	(8,614)	(8,550)	(8,246)	(7,905)	(8,150)
Other, net	(422)	(344)	(327)	(226)	(110)
Loans receivable, net	682,917	683,162	646,196	595,952	543,846
Other real estate owned, net	—	—	401	401	834
Bank owned life insurance	20,943	20,802	16,673	16,558	16,439
Other assets	15,958	15,934	15,927	15,743	15,333
Total assets	$910,694	$913,307	$844,399	$795,535	$757,927

Noninterest-bearing deposits	$171,609	$177,678	$170,566	$169,306	$172,072
Interest-bearing deposits	569,352	543,215	530,138	489,624	474,012
Total deposits	740,961	720,893	700,704	658,930	646,084
Other borrowings	68,760	93,760	65,200	59,200	35,000
Subordinated debentures and subordinated notes	23,301	23,284	23,268	23,252	23,235
Other liabilities	3,564	2,859	2,810	2,766	2,040
Total liabilities	836,586	840,796	791,982	744,148	706,359
Shareholders' equity	74,108	72,511	52,417	51,387	51,568
Total liabilities and shareholders' equity	$910,694	$913,307	$844,399	$795,535	$757,927

Gross loans to deposits	93.39%	96.00%	93.44%	91.68%	85.45%

Equity to assets	8.14%	7.94%	6.21%	6.46%	6.80%

Book value per share	$8.57	$8.39	$8.55	$8.39	$8.43

Asset Quality Data:
Nonaccrual loans	$806	$826	$592	$606	$929
Loans past due 90 days or more and accruing	—	320	—	—	—
Total nonperforming loans	806	1,146	592	606	929
Other real estate owned	—	—	401	401	834
Total nonperforming assets	$806	$1,146	$993	$1,007	$1,763

Nonperforming loans to total loans	0.12%	0.17%	0.09%	0.10%	0.17%
Nonperforming assets to total assets	0.09%	0.13%	0.12%	0.13%	0.23%
Allowance for loan losses to total gross loans	1.24%	1.24%	1.26%	1.31%	1.48%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Selected Operating Data:
Interest income	$8,400	$6,657	$23,767	$20,085
Interest expense	1,577	1,113	4,230	3,410
Net interest income	6,823	5,544	19,537	16,675
Provision for loan losses	20	(250)	580	(1,050)
Net interest income
after provision for loan losses	6,803	5,794	18,957	17,725
Noninterest income:
Fees and service charges	524	536	1,578	1,595
Bank owned life insurance	141	120	385	328
Gain on calls and sales of securities	1	6	1	62
Gain on sales of mortgage loans	68	33	123	70
Gain on sales of other real estate owned	—	—	13	6
Miscellaneous	111	128	357	413
Total noninterest income	845	823	2,457	2,474
Noninterest expenses:
Salaries and employee benefits	2,843	2,788	8,567	8,245
Occupancy, net	414	400	1,216	1,202
Equipment	173	155	497	453
Data processing	444	485	1,369	1,434
Advertising	182	165	529	473
FDIC insurance premium	50	100	236	296
Charitable contributions	130	80	375	240
Bank-card related services	137	150	421	431
Other real estate owned, net	—	27	24	129
Miscellaneous	663	649	1,999	1,997
Total noninterest expenses	5,036	4,999	15,233	14,900
Income before income tax expense	2,612	1,618	6,181	5,299
Income tax expense	972	583	2,282	1,911
Net income	$1,640	$1,035	$3,899	$3,388

Weighted avg. no. of diluted common shares	8,643,737	6,115,987	7,656,942	6,106,723
Diluted earnings per common share	$0.19	$0.17	$0.51	$0.55

Return on average common equity	8.83%	8.06%	8.02%	9.09%

Return on average assets	0.71%	0.54%	0.60%	0.61%

Yield on average interest-earning assets	3.80%	3.68%	3.83%	3.83%
Cost of average interest-bearing liabilities	0.94%	0.83%	0.89%	0.86%
Net interest rate spread	2.86%	2.85%	2.94%	2.97%

Net interest margin	3.09%	3.07%	3.15%	3.18%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2017	2017	2017	2016	2016
Selected Operating Data:
Interest income	$8,400	$7,943	$7,424	$7,000	$6,657
Interest expense	1,577	1,409	1,244	1,103	1,113
Net interest income	6,823	6,534	6,180	5,897	5,544
Provision for loan losses	20	260	300	(300)	(250)
Net interest and dividend income
after provision for loan losses	6,803	6,274	5,880	6,197	5,794
Noninterest income:
Fees and service charges	524	519	535	564	536
Bank owned life insurance	141	129	115	119	120
Gain on calls and sales of securities	1	—	—	1	6
Gain on sales of mortgage loans	68	38	17	94	33
Gain on sales of other real estate owned	—	13	—	30	—
Miscellaneous	111	114	132	129	128
Total noninterest income	845	813	799	937	823
Noninterest expenses:
Salaries and employee benefits	2,843	2,880	2,844	2,735	2,788
Occupancy, net	414	393	409	396	400
Equipment	173	162	162	156	155
Data processing	444	456	469	481	485
Advertising	182	211	136	196	165
FDIC insurance premium	50	109	77	21	100
Charitable contributions	130	120	125	135	80
Bank-card related services	137	142	142	148	150
Other real estate owned, net	—	9	15	14	27
Miscellaneous	663	601	735	720	649
Total noninterest expenses	5,036	5,083	5,114	5,002	4,999
Income before income tax expense	2,612	2,004	1,565	2,132	1,618
Income tax expense	972	736	574	784	583
Net income	$1,640	$1,268	$991	$1,348	$1,035

Weighted avg. no. of diluted common shares	8,643,737	8,174,484	6,124,926	6,119,693	6,115,987
Diluted earnings per common share	$0.19	$0.16	$0.16	$0.22	$0.17

Return on average common equity	8.83%	7.37%	7.71%	10.40%	8.06%

Return on average assets	0.71%	0.58%	0.49%	0.69%	0.54%

Yield on average interest-earning assets	3.80%	3.81%	3.88%	3.77%	3.68%
Cost of average interest-bearing liabilities	0.94%	0.90%	0.84%	0.80%	0.83%
Net interest rate spread	2.86%	2.91%	3.04%	2.97%	2.85%

Net interest margin	3.09%	3.14%	3.23%	3.18%	3.07%